EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Form N-14 of Bridgeway Funds, Inc. and to the use of our report dated August 25, 2011 on the financial statements and financial highlights of Micro Cap Limited Fund and the Ultra Small Company Fund, each a separate series of shares of Bridgeway Funds, Inc. Such financial statements and financial highlights appear in the 2011 Annual Reports to Shareholders which is incorporated in Exhibit E.

BBD, LLP

Philadelphia, Pennsylvania
February 25, 2012